Exhibit 99.1

Powerwave Technologies Reports Fourth Quarter Results

Fourth Quarter 2011 Highlights

  Completed sale and leaseback of headquarters facility, generating $49.5 million
  Retired remaining 1.875% Convertible Subordinated Notes due 2024
  Intensifying efforts to diversify customer base
  Implemented restructuring plan targeted to lower breakeven operating targets
  Total cash at January 1, 2012 was $70.3 million, up $23.7 million from October 2, 2011 total cash of $46.6 million

SANTA ANA, Calif.--(BUSINESS WIRE)--February 14, 2012--Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today reported preliminary results for its fourth quarter ended January 1, 2012.

Net sales in the fourth quarter of fiscal 2011 were $60.1 million, compared with $175.6 million in the fourth quarter of fiscal 2010. Powerwave also reported a fourth quarter GAAP net loss of $42.6 million, which includes $1.6 million of non-cash equity based compensation expense and $1.3 million of non-cash debt discount amortization and interest accretion, and $4.7 million of restructuring charges. For the fourth quarter of 2011, the net loss equates to a basic and diluted loss per share of $1.34. (Please note that the loss per share amount reflects the impact of the 1-for-5 reverse stock split of Powerwave’s outstanding common stock which was effective as of October 28, 2011.) This compares with net income of $6.4 million, or diluted earnings per share of 19 cents in the prior year period. For the fourth quarter of fiscal 2011, excluding the debt discount amortization, interest accretion, and the non-cash equity based compensation expenses and restructuring charges, on a pro forma basis, Powerwave would have reported a net loss of $30.0 million, or basic and diluted loss per share of 95 cents.

For fiscal 2011, total revenue was $444.4 million compared with $591.5 million for fiscal 2010. Powerwave reported a total net loss for the fiscal 2011 of $77.6 million, or a basic and diluted loss per share of $2.36, compared with net income of $3.7 million, or diluted earnings per share of 14 cents for fiscal 2010. The results for fiscal 2011 include a total of $7.4 million of non-cash equity based compensation expenses and $4.9 million of non-cash debt discount amortization, interest accretion and a net loss on the repurchase of outstanding debt and $4.9 million of restructuring charges, and the results for the fiscal 2010 included $3.8 million of restructuring and impairment charges, $3.3 million of non-cash equity based compensation expenses and $4.7 million of non-cash debt discount amortization net of a gain on the exchange of outstanding long-term debt.

“Our fourth quarter revenues continued to be impacted by several factors, which included significant slowdowns in several of our markets, including North and South America, Western and Eastern Europe and the Middle East, as well as our original equipment manufacturing customers,” stated Ronald Buschur, president and chief executive officer of Powerwave Technologies. “From a global perspective, we believe that the current economic environment has continued to cause operators to reduce or postpone their spending plans for the near term while they evaluate the macro-economic pressures in each individual market. In addition to the pressures we are encountering in the commercial markets that we compete in, for the fourth quarter of 2011 our efforts to generate sales to government customers were negatively impacted due to the US government’s budget impasse that was not resolved until the end of the quarter, too late to impact revenue for the quarter. While near term visibility remains difficult in our markets, we continue to believe that the long-term demand for improvements in wireless infrastructure remain strong, as global demand for data continues and certain wireless network operators continue to promote their plans to improve existing coverage and add additional capacity, in the form of 4G capabilities, to wireless networks across the globe. During the fourth quarter, we began implementing restructuring plans to reduce both our manufacturing costs and operating expenses. For the fourth quarter, we were able to reduce the amount of cash used in operating activities by over $14 million from approximately $26 million in the third quarter of 2011 to approximately $12 million in the fourth quarter of 2011. We remain focused on improving this important metric during 2012.”

“With the continued near term weakness in demand that we experienced in the fourth quarter, we have decided to take additional actions to significantly resize the Company in order to significantly reduce our breakeven targets and restructure the Company so that it will be positioned to generate future profits on a lower revenue base. At the same time, we believe that this will enable us to conserve cash while we restructure the Company and reposition Powerwave to be a stronger competitor in the various markets that we compete in. We are currently finalizing our new restructuring plan in order to take the steps we believe necessary to position Powerwave for long-term success.”

Summary of Significant Items Impacting the Fourth Quarter

During the fourth quarter of 2011, we incurred approximately $1.6 million of non-cash equity based compensation expense, as well as $1.3 million of non-cash debt discount amortization and interest accretion expense, primarily associated with our 2.75% Convertible Senior Subordinated Notes due 2041. During the fourth quarter, we also retired $11.2 million of our 1.875% Convertible Subordinated Notes due 2024. On October 21, 2011, we completed the sale and leaseback of our corporate headquarters facility located in Santa Ana, California. We received net proceeds from the transaction of $49.1 million and entered into a 15-year lease of the facility.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended January 1, 2012 and January 2, 2011. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the fully diluted shares outstanding for each respective period were used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	Jan. 1, 2012	Jan. 2, 2011

Restructuring and impairment charges	($0.15)	($0.03)
Non-cash ASC Topic 718 compensation charge	($0.05)	($0.03)
Debt discount amortization, interest accretion and a
net gain on repurchase of outstanding debt	($0.04)	($0.06)
Total per share impact	($0.24 )*	($0.12 )*

(Note: * this amount is rounded to the nearest whole cent.)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the fourth quarter of 2011 versus the fourth quarter of 2010, on a GAAP and pro forma basis.

	Three Months Ended
	(unaudited)
	Jan. 1, 2012	Jan. 2, 2011

GAAP reported gross margin %	(2.7%)	29.6%
Add: Pro Forma adjustments
Non-cash ASC Topic 718 compensation charge	0.3%	0.1%
Restructuring and impairment charges	5.3%	0.3%
Pro Forma gross margin %	2.9%	30.0%

Fourth Quarter 2011 Revenue Summary

In the fourth quarter of 2011, total Americas revenue was $27.6 million or approximately 46 percent of revenue, compared with $64.9 million or approximately 37 percent of revenue in the fourth quarter of 2010. Total sales to customers based in the Asia Pacific region accounted for approximately 29 percent of revenue or $17.5 million in the fourth quarter of 2011, compared with 34 percent of revenue or $59.6 million in the fourth quarter of 2010. Total Europe, Africa and Middle East revenue in the fourth quarter of 2011 was $15.0 million or approximately 25 percent of revenue, compared with $51.1 million or approximately 29 percent of revenue in the fourth quarter of 2010.

Sales of products within the antenna systems group totaled $24.7 million or 41 percent of total revenue, sales of products in the base station systems group totaled $20.5 million or 34 percent of revenue and revenue from the coverage solutions group totaled $14.9 million or 25 percent of revenue in the fourth quarter of 2011.

In the fourth quarter of 2011, Powerwave’s largest customers included AT&T and Samsung, which accounted for approximately 19 percent and 15 percent of revenue, respectively. In terms of customer profile, total OEM sales accounted for approximately 31 percent of total revenue, and total direct and operator sales accounted for approximately 69 percent of revenue.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 41 percent of total revenue, 3G standards accounted for approximately 30 percent of total revenue and 4G standards accounted for approximately 29 percent of total revenue during the fourth quarter of 2011.

Balance Sheet

At January 1, 2012, Powerwave had total cash and cash equivalents of $70.3 million, which includes restricted cash of $6.2 million. Total net inventories were $88.6 million, and net accounts receivable were $96.8 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as severance costs related to facility closures and personnel reductions. In addition, excluded is the non-cash amortization of the debt discount associated with certain of our debt. Also excluded are the non-cash equity compensation expenses related to ASC Topic 718 as well as gains and losses on the exchange and repurchase of a portion of the Company’s outstanding long-term debt. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, and the amortization of the debt discount and interest accretion are a non-cash expense, the gain and loss on the exchange and repurchase of long-term debt will not impact future operating results and the equity compensation expenses are also non-cash expenses.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the fourth quarter ended January 1, 2012.

Conference Call

Powerwave is providing a simultaneous webcast and live dial-in number of its fourth quarter fiscal 2011 financial results conference call on Tuesday, February 14, 2012 at 2:00 pm Pacific time. To access the audio webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q4 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 614-3471 and enter reservation number 12192616. A replay of the webcast will be available beginning approximately 3 hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 5:00 pm Pacific time on February 14, 2012 through February 21, 2012 by calling (617) 801-6888 and entering reservation number 65721184.

Forward-Looking Statements

The foregoing statements regarding long-term growth opportunities within the wireless communications infrastructure market, wireless operators plans to improve wireless coverage and add additional wireless capacity in the form of 4G capabilities, and Powerwave’s ability to build upon and capitalize on such opportunities as well as Powerwave’s ability to reduce its operating costs, conserve cash and restructure itself to be positioned to generate future profits on a lower revenue base are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. The forward-looking statements contained in this press release are based on information available to Powerwave as of the date of this press release and management’s views and assumptions regarding future events and business performance as of the date of this press release and are subject to risks and uncertainties which could cause the outcome of future events, including our actual results, to differ materially from those assumed, intended, projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to increase sales; our reliance on a limited number of customers; our ability to control operating costs and conserve cash; our ability to implement additional restructuring actions in a timely manner; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G, 2.5G, 3G and 4G networks; macroeconomic factors that may negatively influence demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduce demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; our ability to generate positive cash flow; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; component shortages or difficulties in obtaining components in the quantities required to meet customer demands may cause us to miss revenue targets and or lose customers to competitors; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market, including growth in demand for data and additional 4G capabilities. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. Additional risks and uncertainties include those described in Powerwave’s Form 10-K, for the fiscal year ended January 2, 2011, and its Form 10-Q for the quarterly period ended October 2, 2011, both of which were filed with the Securities and Exchange Commission, and other risks and uncertainties detailed from time to time in Powerwave’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Powerwave expressly disclaims any intent or obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, after the date of this press release to conform such statements to actual results or to changes in our opinions or expectations except as required by applicable law or rules of the NASDAQ Stock Market.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	Jan. 1,	Jan. 2,	Jan. 1,	Jan. 2,
	2012	2011	2012	2011
Net sales	$60,103	$175,594	$444,446	$591,461
Cost of sales:
Cost of goods	58,520	123,064	353,415	419,199
Restructuring and impairment charges	3,207	509	3,207	2,411
Total cost of sales	61,727	123,573	356,622	421,610

Gross profit	(1,624)	52,021	87,824	169,851

Operating expenses:
Sales and marketing	6,982	7,338	31,677	32,412
Research and development	14,468	16,869	62,134	62,492
General and administrative	11,097	12,400	46,017	46,716
Restructuring and impairment charges	1,505	535	1,694	1,407
Total operating expenses	34,052	37,142	141,522	143,027

Operating income (loss)	(35,676)	14,879	(53,698)	26,824

Other expense, net	(5,333)	(6,219)	(18,604)	(15,381)

Income (loss) before income taxes	(41,009)	8,660	(72,302)	11,443
Income tax provision	1,572	2,288	5,317	7,730
Net income (loss)	$(42,581)	$6,372	$(77,619)	$3,713

Net earnings (loss) per share:
- basic:	$(1.34)	$0.24	$($2.36)	$0.14
- diluted: [1]	$(1.34)	$0.19	$($2.36)	$0.14

Weighted average common shares used in computing per share amounts:
- basic:	31,681	26,927	32,869	26,629
- diluted:	31,681	34,396	32,869	27,243

1 The diluted earnings and loss per share do not include an add back of interest expense costs associated with the assumed conversion of certain of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive except for the three months ended January 2, 2011, which includes it for certain of the Company’s outstanding convertible subordinated notes. In addition, the amounts per share reflect the 1-for-5 reverse stock split of Powerwave’s outstanding common stock which was effective as of October 28, 2011.

POWERWAVE TECHNOLOGIES, INC. PERCENTAGE OF NET SALES

	Three Months Ended		Fiscal Year Ended
	(unaudited)		(unaudited)
	Jan. 1,	Jan. 2,	Jan. 1,	Jan. 2,
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	97.4	70.1	79.5	70.9
Restructuring and impairment charges	5.3	0.3	0.7	0.4
Total cost of sales	102.7	70.4	80.2	71.3

Gross profit	(2.7)	29.6	19.8	28.7

Operating expenses:
Sales and marketing	11.6	4.2	7.1	5.5
Research and development	24.1	9.6	14.0	10.6
General and administrative	18.5	7.1	10.4	7.9
Restructuring and impairment charges	2.5	0.3	0.4	0.2
Total operating expenses	56.7	21.2	31.9	24.2

Operating income (loss)	(59.4)	8.4	(12.1)	4.5

Other expense, net	(8.9)	(3.5)	(4.2)	(2.6)

Income (loss) before income taxes	(68.2)	4.9	(16.3)	1.9
Income tax provision	2.6	1.3	1.2	1.3
Net income (loss)	(70.8%)	3.6%	(17.5%)	0.6%

POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF PRO FORMA RESULTS (In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	(Unaudited)				(Unaudited)
				Pro Forma				Pro Forma
	Jan. 1,			Jan. 1,	Jan. 1,			Jan. 1,
	2012	Adjustments		2012	2012	Adjustments		2012
Net sales	$60,103	-		$60,103	$444,446	-		$444,446
Cost of sales:
Cost of goods sold	58,520	(173)	[1]	58,347	353,415	(774)	[1]	352,641
Restructuring and impairment charges	3,207	(3,207)	[2]	-	3,207	(3,207)	[2]	-
Total cost of sales	61,727	(3,380)		58,347	356,622	(3,981)		352,641
Gross profit	(1,624)	3,380		1,756	87,824	3,981		91,805

Operating expenses:
Sales and marketing	6,982	(164)	[1]	6,818	31,677	(613)	[1]	31,064
Research and development	14,468	(309)	[1]	14,159	62,134	(1,500)	[1]	60,634
General and administrative	11,097	(950)	[1]	10,147	46,017	(4,477)	[1]	41,540
Restructuring and impairment charges	1,505	(1,505)	[2]	-	1,694	(1,694)	[2]	-
Total operating expenses	34,052	(2,928)		31,124	141,522	(8,284)		133,238
Operating income (loss)	(35,676)	6,308		(29,368)	(53,698)	12,265		(41,433)

Other income (expense), net	(5,333)	1,324	[3]	(4,009)	(18,604)	4,895	[3]	(13,709)

Income (loss) before income taxes	(41,009)	7,632		(33,377)	(72,302)	17,160		(55,142)
Income tax provision (benefit)	1,572	(4,910)	[4]	(3,338)	5,317	(9,993)	[4]	(4,676)
Net income (loss)	$(42,581)	12,542		$(30,039)	$(77,619)	27,153		$(50,466)

Net earnings (loss) per share:
- basic:	$(1.34)			$(0.95)	$(2.36)			$(1.54)
- diluted:[5]	$(1.34)			$(0.95)	$(2.36)			$(1.54)

Weighted average common shares used in computing per share amounts:
- basic:	31,681			31,681	32,869			32,869
- diluted:	31,681			31,681	32,869			32,869

1 This represents the equity compensation expense allocation pursuant to ASC Topic 718.
2 This cost includes restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses.
3 This represents the amortization of the non-cash debt discount amortization and interest accretion on outstanding debt and a net loss on the repurchase of outstanding debt during the fiscal period.
4 This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax rate of 10% for the fourth quarter of 2011 period and an assumed effective income tax rate of approximately 8% for fiscal year 2011.
5 Diluted earnings per share do not include the add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	January 1,	January 2,
	2012	2011
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$64,121	$61,601
Restricted cash	6,162	930
Accounts receivable, net	96,777	186,960
Inventories, net	88,627	50,417
Property, plant and equipment, net	27,771	76,276
Other assets	58,872	49,400
Total assets	$342,330	$425,584

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$71,094	$112,906
Current portion of long-term debt	-	55,371
Long-term debt	252,190	150,000
Accrued expenses and other liabilities	51,744	46,028
Total shareholders' equity	(32,698)	61,279
Total liabilities and shareholders’ equity	$342,330	$425,584

1 January 1, 2012 balances are preliminary and subject to reclassification adjustments.
2 January 2, 2011 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels
(714) 466-1608